Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 175 Water Street New York, NY 10038 www.aig.com	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com THOMAS F. MOTAMED ELECTED TO AIG BOARD OF DIRECTORS

NEW YORK, January 15, 2019 -- The Board of Directors of American International Group, Inc. (NYSE: AIG) today elected Thomas “Tom” Firouz Motamed as a Director, effective immediately. Mr. Motamed, 70, retired as Chairman and Chief Executive Officer of CNA Financial Corporation in 2016.

Mr. Motamed will be included in AIG’s slate of nominees for election to the Board at the 2019 Annual Meeting of Shareholders. Mr. Motamed has also been appointed to the Board’s Risk & Capital Committee and the Compensation & Management Resources Committee.

Brian Duperreault, President and Chief Executive Officer of AIG, stated, “Tom is a highly regarded insurance industry veteran, and we look forward to welcoming him to AIG’s Board.”

“We are pleased to add Tom as a new Director and are confident he will bring valuable insights to the AIG Board,” said Douglas M. Steenland, Chairman of the AIG Board of Directors.

Mr. Motamed was Chairman and CEO of CNA from 2009 to 2016. Prior to CNA, Mr. Motamed spent 31 years at The Chubb Corporation, where he began his career as a claims trainee and rose to Vice Chairman and Chief Operating Officer.

Mr. Motamed also served as a Director and member of the Audit Committee for Nasdaq-listed Verisk Analytics from 2009 to 2016 and on the board of the Palmer & Cay insurance agency from 2000 to 2005. He is a past Chairman of the Insurance Information Institute and is Chair Emeritus for Adelphi University.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

FOR IMMEDIATE RELEASE

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.